NOTICE OF ANNUAL MEETING OF SHAREHOLDERS on August 29, 1996

To the Shareholders
Canterbury Corporate Services, Inc.         July 31, 1996

The Fiscal 1995 Annual Meeting of Shareholders of Canterbury
Corporate Services, Inc. (the "Company") will be held at The Mansion on Main Street, Voorhees, New Jersey on August 29, 1996 at 10:00 a.m. for the following purposes:

        1.   To elect seven (7) Directors for the ensuing year;
        2. To ratify the appointment of Ernst & Young, LLP, as the Company's independent public accountants for the fiscal year ending November 30, 1996;
        3.   To adopt the amendment to the Canterbury Corporate
Services, Inc. 1995 Stock Incentive Plan;
        4. To transact any other business as may properly be brought before the meeting.

Shareholders of record as of the close of business on July 3, 1996 (record date) are eligible to vote at this Annual Meeting of Shareholders. However, so that we may be sure your vote will be counted, we invite you to sign and date the accompanying proxy card and return it as soon as possible in the envelope provided. If you attend the meeting, you may revoke your proxy and vote in person.

SHAREHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE ASKED TO
VOTE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH DOES NOT REQUIRE ANY UNITED STATES
POSTAGE.

By order of the Board of Directors,

By:  /s/Jean Zwerlein Pikus
     -----------------------------
     Jean Zwerlein Pikus
     Vice President and Secretary


July 31, 1996, Medford, NJ

A copy of the Annual Report of the Company for the fiscal year ended November 30, 1995 is enclosed herewith. The Company's 10-K Report for the fiscal year ended November 30, 1995, as well as the 10-Q Report for the six months ended May 31, 1996 are available free of charge upon written request to:

                Canterbury Corporate Services, Inc.
                        1600 Medford Plaza
                    Medford, New Jersey  08055